UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 17, 2007

UFood Franchise Company

(Exact name of registrant as specified in its charter)

Nevada	333-134549	83-0483725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12665-54th Avenue
Surrey, British Columbia V3X 3C1
Canada

(Address of principal executive offices)	(Zip Code)

(604) 341-8993

(Registrant’s telephone number, including area code)

Axxent Media Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Information

On August 17, 2007, we filed Amended and Restated Articles of Incorporation (the “Restated Articles”) with the Secretary of State of the State of Nevada which, among other things, (i) changed our name from Axxent Media Corporation to UFood Franchise Company and (ii) increased our authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

Effective August 17, 2007, our Board of Directors declared a 1.5 for 1 forward stock split in the form of a dividend. The record date for the stock dividend is September 4, 2007, and the payment date is September 7, 2007.

Also on August 17, 2007, stockholders representing 68.4% of our issued and outstanding capital stock executed written consents in lieu of a meeting and approved (i) the Restated Articles and (ii) the creation of our 2007 Stock Option Plan (the “2007 Plan”). The 2007 Plan provides for the issuance of both nonstatutory and incentive stock options and other awards to acquire up to 3,000,000 shares (calculated on a post forward stock split basis) of our common stock.

We are currently engaged in discussions with KnowFat Franchise Company, Inc., a Delaware corporation (“KnowFat”), regarding a possible business combination involving the two companies At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with the transaction. With the permission of KnowFat we have changed our name to facilitate these discussions. If the parties determine not to proceed with the business combination, we will change our name back to Axxent Media Corporation or adopt another name.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UFood Franchise Company

Date:August 22, 2007	By:	/s/ Brent Hahn
Brent Hahn, President